UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2009

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33710	06-1393453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1100, 10 Middle Street, Bridgeport, CT	06604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code:	(203) 416-5290

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2009, the Registrant entered into an Engagement Letter with Innovator Capital, Limited of London, England (“Innovator”) for the provision to the Registrant by Innovator of financing and merger and acquisition services.

Mr. Mungo Park, Chairman of the Registrant, is also Chairman of Innovator. Prior to execution of the Engagement Letter by Innovator and the Registrant, the Engagement Letter, a related party transaction, was approved by the Audit Committee of the Board of the Registrant.

The Engagement Letter has a three month term during which Innovator will (i) act for the Registrant in arranging a private placement financing of from USD$3 million to USD$4 million from the sale to investors of the Registrant’s common stock and warrants to acquire such stock and (ii) assist the Registrant in merger and acquisition activities.

For its financing services, Innovator will receive (i) a Placing Commission of five percent (5%) of all monies received by the Registrant and (ii) Financing Warrants to acquire shares of common stock of the Registrant equal in value to fifteen percent (15%) of the total gross proceeds received by the Registrant in the financing, such Financing Warrants to be exercisable at a price equal to a ten percent (10%) premium to the price per share of common stock in the financing. Issuance of the Financing Warrants is contingent on the stockholders of the Registrant authorizing additional common stock.

For its merger and acquisition services, Innovator will receive monthly M&A Retainer Fees of USD$10,000 and M&A Success Fees as a percentage of Transaction Value of five percent (5%) on the first USD$10 million, four percent (4%) on the next USD$3 million, three percent (3%) on the next USD$2 million, and two percent (2%) on amounts above USD$15 million. Success Fees are payable in cash or shares or a combination of cash or shares as determined by the Board of the Registrant.

The Engagement Letter further provides that Retainer Fees may be deducted from Success Fees, that Innovator shall be reimbursed for its ordinary and necessary out of pocket expenses, that the Engagement Letter is subject to Delaware Law, and that disputes between the parties are subject to arbitration.

The full text of the Engagement letter is attached as Exhibit 10 to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10     Engagement Letter dated November 20, 2009, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Diesel Technologies, Inc.

By:	/s/ C. W. Grinnell
C. W. Grinnell

	Its:	Vice President, General Counsel and Secretary

Dated:  November 24, 2009